EXCHANGE AGREEMENT

                          among

           WALDEN RESIDENTIAL PROPERTIES, INC.
        WALDEN/DREVER OPERATING PARTNERSHIP, L.P.,
                  DREVER PARTNERS, INC.,
                      AOF, INC. and
                       AOF II, INC.










                            May 21, 1997
                         EXCHANGE AGREEMENT


          This EXCHANGE AGREEMENT (this "Agreement"), dated as of May 21, 1997, is entered into by and among WALDEN
     RESIDENTIAL PROPERTIES, INC., a Maryland corporation
     ("Walden"), WALDEN/DREVER OPERATING PARTNERSHIP, a Delaware limited partnership ("WDOP"), DREVER PARTNERS, INC., a
     California corporation ("Drever"), AOF II, INC., a
     California corporation ("AOFII"), and AOF, INC., a
     California corporation ("AOF").

                         RECITALS

          A. The Boards of Directors of each of (i) Walden, the general partner of WDOP, (ii) Drever, the general partner of each of the partnerships listed on Schedule 1.1 hereto (collectively, the "Drever Partnerships"), (iii) AOFII, the general partner of Apartment Opportunity Fund II, L.P., and (iv) AOF, the general partner of AOF Newgen, L.P. (the general partner of Apartment Opportunity Fund, L.P.) (AOF Newgen, L.P., collectively, with Apartment Opportunity Fund, L.P., Apartment Opportunity Fund II, L.P. and each of the Drever Partnerships, the "Partnerships") have determined that a business combination between the Partnerships and WDOP is in the best interests of the partners of the Partnerships and the stockholders of Walden and presents an opportunity for their respective entities to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the Exchange Offer (hereinafter defined) subject to the terms and conditions set forth herein.

          B. Concurrently with the execution and delivery of this Agreement, WDOP, Walden, the shareholders of each of Drever, AOFII and AOF (collectively, the "Shareholders"), certain equity participants in Drever (collectively, the "Equity Participants") and certain assignees of Drever (collectively, the "Assignees") are entering into a contribution agreement (the "Contribution Agreement"), pursuant to which the Shareholders, the Equity Participants and the Assignees have agreed, among other things, to contribute the Shares, the Equity Rights and the General Partner Rights (as such terms are defined in the Contribution Agreement) to WDOP in exchange for cash and Units (hereinafter defined).

          C. Walden, WDOP, Drever, AOFII and AOF desire to make certain representations, warranties and agreements in connection with the Exchange Offer.

          NOW, THEREFORE, in consideration of the foregoing, of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Walden, WDOP, Drever, AOFII and AOF hereby agree as follows:

                        ARTICLE 1

                       Definitions

          As used in this Agreement, the following terms shall have the meanings hereinafter set forth:

               Accredited Investor: means an "accredited investor," as such term is defined in Rule 501 under the Securities Act.

               Acquisition Proposal:  shall have the
               meaning set forth in Section 6.1 hereof.

               Agencies:  means all governmental
               authorities, agencies or bodies having
               jurisdiction with respect to real property, including the construction, zoning and operation of real property.

               Agreement of General Partnership of
               Walden-WDOP Partners: means the agreement of general partnership between Walden and WDOP, in substantially the form of Exhibit A hereto.

               AOF: shall have the meaning set forth in the opening paragraph of this Agreement.

               AOFII: shall have the meaning set forth in the opening paragraph of this Agreement.

               Applicable Environmental Laws: means any and all applicable laws now in effect and pertaining to health or the environment, including, without limitation, the Superfund Reauthorization and Amendments Act of 1986, the Comprehensive Environmental Response,
               Compensation and Liability Act of 1980, the
               Resource Conservation and Recovery Act of 1976, the Texas Water Code, the Texas Solid Waste Disposal Act, and the Texas Toxic Substances Control Act, as well as any and all other laws, ordinances, rules and/or regulations created or imposed by any governmental authority having jurisdiction with respect to the Partnership Properties or the Walden Properties, as applicable, whether local, state or federal, pertaining to environmental regulation, contamination, clean-up or disclosure, as now existing.

               Assignees:  shall have the meaning set
               forth in the Recitals to this Agreement.

               Articles Supplementary:  means the Articles
               Supplementary establishing the rights and preferences of the Redeemable Preferred Stock, in substantially the form of Exhibit B hereto.

               Cash Reserves: shall have the meaning set forth in Section 2.10 hereof.

               Closing: shall have the meaning set forth in Section 2.9 hereof.

               Closing Date: shall have the meaning set forth in Section 2.9 hereof.

               Code:  means the Internal Revenue Code of
               1986, as amended, and the Treasury regulations promulgated thereunder.

               Common Stock: means the common stock, par value $.01 per share, of Walden.

               Common Units:  means common units of
               beneficial interest in WDOP, which units are exchangeable for shares of Common Stock in accordance with the terms of the WDOP
               Partnership Agreement.

               Contribution Agreement:  shall have the
               meaning set forth in the Recitals to this Agreement.

               Direct Interestholders:  means all
               Interestholders other than the Indirect
               Interestholders.

               Drever: shall have the meaning set forth in the opening paragraph of this Agreement.

               Drever Partnerships:  shall have the
               meaning set forth in the Recitals to this Agreement.

               Drever Permitted Liens:  shall have the
               meaning set forth in Section 4.11 hereof.

               Encumbrance:  means any lien, security
               interest, mortgage, charge or other encumbrance on title.

               Equity Participants:  shall have the
               meaning set forth in the Recitals to this Agreement.

               Exchange Act:  means the Securities
               Exchange Act of 1934, as amended.

               Exchange Consideration:  means the
               aggregate amount of cash and Units offered by WDOP to the Interestholders in exchange for their Interests pursuant to the terms and conditions of Article 2 hereof; provided, that
               (i) the Exchange Consideration with respect to each Interestholder who is not an Accredited Investor shall consist of cash only, and (ii) the aggregate amount of Exchange Consideration paid by WDOP, when combined with the aggregate amount of consideration paid by WDOP to the Shareholders, the Equity Participants and the Assignees pursuant to the Contribution Agreement, shall not exceed the Maximum Consideration.

               Exchange Offers: shall have the meaning set forth in Section 2.1 hereof.

               Exchange Offer Documents: shall have the meaning set forth in Section 2.6 hereof.

               Expiration Date: shall have the meaning set forth in Section 2.8 hereof.

               Hazardous Materials:  means any toxic
               materials, hazardous waste or hazardous
               substance (as regulated under Applicable
               Environmental Laws) and including, without limitation, any asbestos or asbestos-related products or materials and any oils, petroleum-derived compounds or pesticides regulated under Applicable Environmental Laws, excluding, however, any such materials, wastes or substances in reasonable amounts that are customarily used in the operation and maintenance of an apartment complex.

               Indirect Interestholders:  means AOF
               Investors, L.P., Houston Portfolio Joint
               Venture II and Westfield Lakes Joint Venture.

               Interest: means a limited partner interest in a Partnership and a general partner interest in Tassajara Partners.

               Interestholder: means any holder of record of an Interest.

               Interim Balance Sheets:  shall have the
               meaning set forth in Section 4.4(b) hereof.

               IRS:  means the Internal Revenue Service.

               Knowledge: means (i) in the case of Walden or WDOP, the actual knowledge (without the necessity of investigation) of Don R. Daseke, Chairman of the Board and Chief Executive Officer of Walden, Marshall B. Edwards, President and Chief Acquisitions Officer of Walden, or Mark S. Dillinger, Executive Vice President and Chief Financial Officer of Walden, and (ii) in the case of Drever, AOFII and AOF, the actual knowledge (without the necessity of investigation) of Maxwell B. Drever, Chairman of the Board of Directors of Drever, Michael E. Masterson, President of Drever, or Bryan A. Levy, Chief Financial Officer of Drever.

               Mailing Date: means the date on which the Proxy Statement is first mailed to the Walden
               Stockholders.

               Maximum Consideration:  means, in the
               aggregate, 10,322,580 Common Units; 2,000,000
               Preferred Units; and $85,000,000 in cash, except as adjusted to accommodate fractional Units.

               Owner Partnership: shall have the meaning set forth in Section 3.1 hereof.

               Partnership Agreements:  means the
               partnership agreements of the Partnerships.

               Partnership Properties:  shall have the
               meaning set forth in Section 4.11 hereof.

               Partnerships: shall have the meaning set forth in the Recitals to this Agreement.

               Person: means an individual, partnership, joint venture, corporation, trust, unincorporated organization or other legal entity.

               Preferred Stock: shall have the meaning set forth in Section 5.3 hereof.

               Preferred Units: means preferred units of beneficial interest in WDOP, which units are exchangeable for shares of Redeemable Preferred Stock and Warrants in accordance with the terms of the WDOP Partnership Agreement.

               Property Material Breach: means the breach of a representation or warranty contained in
               Article 4 hereof requiring an expenditure of funds to remedy and/or resulting in a diminution in value of any one of the Partnership Properties (where such breach cannot be completely remedied through the expenditure of funds) in excess of $250,000.

               Property Restrictions:  means rights of
               way, written agreements, laws, ordinances and regulations affecting building use or occupancy or reservations of an interest in title.

               Property Value:  means, for each
               Partnership Property, the equity value of such Partnership Property as shown on Schedule 1.2 hereto.

               Proration Mechanism:  shall have the
               meaning set forth in Section 2.2 hereof.

               Proxy Statement: shall have the meaning set forth in Section 6.7 hereof.

               Redeemable Preferred Stock:  means the
               9.00% Redeemable Preferred Stock of Walden.

               Regulatory Filings:  means any filings
               required under the Securities Laws.

               REIT:  shall have the meaning set forth in
               Section 5.11 hereof.

               SEC:  means the Securities and Exchange
               Commission.

               Securities Act: means the Securities Act of 1933, as amended.

               Securities Laws: means the Securities Act, the Exchange Act and the rules and regulations promulgated under either of such acts, and any applicable state securities laws.

               Subsidiary: means any Person (a) more than 50% of whose outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors are owned by Walden or any other Subsidiary, (b) with respect to which Walden or any other Subsidiary has the power to elect or appoint a general partner or (c) of which Walden or any Subsidiary is a general partner.

               Superior Acquisition Proposal: shall have the meaning set forth in Section 6.1 hereof.

               Tenant Leases: means the lease agreements relating to the Partnership Properties.

               Units:  means the Common Units and the
               Preferred Units.

               Walden: shall have the meaning set forth in the opening paragraph of this Agreement.

               Walden Material Adverse Effect: shall have the meaning set forth in Section 5.1 hereof.

               Walden Operating: shall have the meaning set forth in Section 5.3 hereof.

               Walden Permitted Liens:  shall have the
               meaning set forth in Section 5.13 hereof.

               Walden Properties: shall have the meaning set forth in Section 5.13 hereof.

               Walden Reports: shall have the meaning set forth in Section 5.8 hereof.

               Walden Stockholders: means the holders of Common Stock.

               Warrant Agreement:  means the Warrant
               Agreement between Walden and The First National
               Bank of Boston, as Warrant Agent, in
               substantially the form of Exhibit C hereto.

               Warrants: means warrants issued by Walden pursuant to the Warrant Agreement.

               WDOP: shall have the meaning set forth in the opening paragraph of this Agreement.

               WDOP Partnership Agreement:  means the
               amended and restated partnership agreement of WDOP in substantially the form of Exhibit D hereto.


                        ARTICLE 2

                    The Exchange Offer

          1    Commencement of the Exchange Offer.
     Simultaneously with the mailing of the Proxy Statement to the Walden Stockholders, WDOP shall commence an exchange offer (the "Direct Exchange Offer") to the Direct Interestholders and an exchange offer to the partners of the Indirect Interestholders (the "Indirect Exchange Offer" and, together with the Direct Exchange Offer, the "Exchange Offers") pursuant to which it will, subject to the terms and conditions set forth herein, offer to the Interestholders the Exchange Consideration in exchange for the Interests. Consummation of the Exchange Offer by Walden and WDOP shall be subject only to those conditions specified in Article 7 of this Agreement.

          2    Allocation of Exchange Consideration; Election
     Procedures. The Exchange Offers shall (i) apportion the Exchange Consideration among the Direct Interestholders based on the assumption that the Partnership Properties were sold for cash in an amount equal to the Property Values specified on Schedule 1.2 hereto on the Closing Date and the net proceeds from such sales were immediately distributed to the Direct Interestholders in accordance with the provisions of the Partnership Agreements and (ii) apportion the Exchange Consideration hereto among the partners of the Indirect Interestholders based on the assumption that the Partnership Properties were sold for cash in an amount equal to the Property Values specified on
     Schedule 1.2 hereto on the Closing Date and the net proceeds from such sales were immediately distributed to the Indirect Interestholders in accordance with the provisions of the Partnership Agreements and redistributed to the partners of the Indirect Interestholders pursuant to the provisions of the partnership agreements of the Indirect Interestholders. Drever shall provide to WDOP, on or prior to June 30, 1997, an illustrative schedule designating the amount of the Exchange Consideration allocated to each Partnership hereto that would be payable to each Interestholder, assuming the Exchange Offers close on October 15, 1997. Additionally, Drever shall provide to WDOP, on or prior to June 30, 1997, a document setting forth a procedure (the "Proration Mechanism") pursuant to which each Interestholder who is an Accredited Investor shall be entitled to elect pursuant to a written notice delivered to Walden the portion of such Interestholder's Interest which such Interestholder desires to have exchanged for (a) Common Units, (b) Preferred Units, and
     (c) cash and a procedure for allocating the various types of Exchange Consideration among the Interestholders who are Accredited Investors if the aggregate amount of any type of consideration offered by WDOP pursuant to this Agreement and the Contribution Agreement selected by such Interestholders and the Shareholders, Equity Participants and Assignees exceeds the Maximum Consideration amount of such type of Consideration. Each Interestholder who is not an Accredited Investor shall receive cash in exchange for such Interestholder's Interest calculated as if the Partnership Properties were sold for cash as described above.

          3    Fractional Units.   No fractional Units shall be
     issued with respect to the Exchange Offers. In lieu of a fractional Unit, each holder of an Interest exchanged pursuant to Section 2.1 hereof who would otherwise have been entitled to receive a fraction of a Unit shall receive cash (without interest) in an amount equal to the product of (i) such fraction of a Unit, and (ii) in the case of a Common Unit, $23.25 and, in the case of a Preferred Unit, $27.50. The aggregate amount of cash elected to be received by Interestholders may be increased by the Proration Mechanism above the Maximum Consideration to be paid in cash in order to provide for the payment of cash in lieu of fractional Units, provided there is a corresponding reduction in the other types of Exchange Consideration.

          4    Conduct of the Exchange Offers.  The Exchange
     Offers shall be made in compliance with all applicable provisions of the Securities Laws, including, without limitation, Regulation D promulgated under the Securities Act.

          5    Restrictions on Amendment or Waiver of Exchange
     Offers. Without the prior written consent of Drever, WDOP shall not amend any material term or condition of the Ex-change Offers in any manner adverse to the Interestholders.

          6    Preparation of Exchange Offer Documents. As soon
     as practicable following the date hereof, Walden and WDOP shall prepare or cause to be prepared, in cooperation with Drever, AOFII, AOF and their counsel, appropriate documentation to effect the Exchange Offers, including an offer to exchange, a form of notice of election and a form of letter of acceptance (collectively, together with any amendments and supplements thereto, the "Exchange Offer Documents"). The Exchange Offer Documents at all times following their distribution to the Interestholders will comply in all material respects with the applicable provisions of the Securities Laws. Each of Walden and WDOP, on the one hand, and Drever, AOFII and AOF, on the other hand, agrees to correct as promptly as practicable any information provided by it for use in the Exchange Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.

          7    Dissemination of Exchange Offer Documents.  Upon
     receipt of the final Exchange Offer Documents from WDOP and the written request of Walden to mail such documents, Drever, AOF or AOFII, as applicable, will promptly mail or otherwise deliver such documents or cause such documents to be mailed or otherwise delivered to the Interestholders of record. Drever, AOF and AOFII, as applicable, agree to mail or otherwise deliver to the Interestholders any appropriate amendment or supplement to the Exchange Offer Documents delivered to them by Walden.

          8    Expiration of Exchange Offers.  The Exchange
     Offers shall expire on the date (the "Expiration Date") of the meeting of the Walden Stockholders held in accordance with the provisions of Section 6.3 hereof, provided that, at the reasonable request of Drever, Walden shall postpone the Expiration Date for an additional period of time, not to exceed 30 calendar days, beyond the date of such meeting.

          9    The Closing.  Subject to the terms and conditions
     of this Agreement, the closing of the Exchange Offers (the "Closing") shall take place at the offices of Winstead Sechrest & Minick P.C., located at 1201 Elm Street, Suite 5400, Dallas, Texas, at 9:00 a.m., local time, on the first business day following the Expiration Date, or at such other time, date or place as Walden and Drever may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          10   Cash Reserves.  At Closing, a cash reserve
     account in respect of each Partnership shall be established, in such amounts as are set forth on Schedule
     2.10 hereto (collectively, the "Cash Reserves"), to account for the payment of certain liabilities of each Partnership existing as of the Closing Date as provided below. Each Partnership's cash on hand as of the Closing Date shall be allocated to the respective Cash Reserve, and if any Partnership shall have insufficient cash available to fund such Cash Reserve, the Exchange Consideration payable at Closing allocated to the Interestholders of such Partnership shall be reduced by an amount equal to such shortfall.

          The following provisions shall govern the allocation of liabilities of each Partnership and the treatment of certain items of income of each Partnership:

               (a) Rentals, revenues and other income, if any, from the Partnership Properties of the Partnership, as well as taxes, assessments, improvement bonds, license and permit fees, service and other contract fees, utility costs (other than those charged by utility companies directly to tenants of the Partnership
               Properties) and other expenses affecting the Partnership Properties shall be prorated between Walden and the Interestholders of the Partnership as of the Closing Date based on a 365-day year. For purposes of calculating prorations, Walden shall be deemed to become title holder of the Partnership Properties, and therefore become entitled to the income from, and become responsible for the expenses of, the Partnership Properties, as of 12:01 a.m. on the Closing Date. On the Closing Date, there shall be deducted from the Cash Reserve an amount equal to the sum of: (i) all unrefunded, unapplied and nonrefundable security deposits paid by tenants of the Partnership Properties owned by the Partnership prior to the Closing Date and (ii) all rentals received from tenants of the Partnership Properties owned by the Partnership prior to the Closing Date that are attributable to periods after the Closing Date. All non-delinquent real estate taxes or assessments on the Partnership Properties shall be prorated based on the actual current tax bill, but if such tax bill has not been received by the Partnership by the Closing Date or if supplemental taxes are assessed after the Closing for the periods prior to the Closing, the parties hereto shall make any necessary adjustment to the Cash Reserve after the Closing so that the Interestholders of the Partnership shall have borne all real property taxes, including all supplemental taxes, allocable to the periods prior to the Closing, and Walden shall bear all real property taxes, including all supplemental taxes, allocable to the periods from and after the Closing. If any expenses attributable to the Partnership Properties and allocable to the periods prior to the Closing are discovered or billed after the Closing, the parties hereto shall make any necessary adjustment to the Cash Reserve after the Closing so that the Interestholders shall have borne all expenses allocable to the periods prior to the Closing and Walden shall bear all expenses allocable to the periods from and after the Closing, provided that no further adjustments shall be made after 120 days following the Closing Date, except adjustments relating to tax appeals and protests, as specified in subsection (c) below.

               (b) All delinquent rentals and other revenues as of the Closing Date shall not be prorated at the Closing, but shall, when collected, after deducting Walden's reasonable costs of collection thereof, be applied in the order of delinquency, oldest first, and any portion thereof, as so collected and applied, attributable to any period prior to the Closing Date shall be added to the Cash Reserve. After the Closing, Walden shall use commercially reasonable efforts to collect such delinquent rentals and other revenues on behalf of the Interestholders of the Partnership, and the Interestholders shall not have the right to seek collection of any delinquent rentals due in connection with any Partnership Property.

               (c) The Interestholders of the Partnership shall be entitled to receive as soon as practicable following receipt by the Partnership or WDOP, as the case may be, of the proceeds from any tax appeals or protests initiated on behalf of the Partnership prior to the Closing Date for tax fiscal years prior to the tax fiscal year in which the Closing Date occurs. If an application to reduce real estate taxes is filed and such application includes any period extending from any time before 12:01 a.m. on the Closing Date until any time after 12:01 a.m. on the Closing Date, then any reduction realized as a result of such application (after payment of reasonable attorneys' fees, appraisal expenses and other direct costs) shall be prorated between Walden and the Interestholders of the Partnership, when received, as of the Closing Date.

               (d) Each Interestholder of the Partnership who has elected to participate in the Exchange Offer shall be entitled to receive, on the 120th day following the Closing Date, an amount of cash from WDOP equal to the additional amount it would have received if the balance in the Cash Reserve (after making the adjustments described in Section 2.10(a)) were added to the Property Value of the Partnership Properties held by the Partnership.

               (e) The provisions of this Section 2.10 shall survive the Closing.

                        ARTICLE 3

                 Exclusion of Properties

          1    Environmental Issues.  In the event any party
     hereto discovers, at any time prior to the forty-fifth
     (45th) calendar day following the date hereof, that any of the Partnership Properties is in violation of any Applica-ble Environmental Laws or contains or has otherwise been contaminated by Hazardous Materials, such party shall notify the other parties hereto in writing of any such violation or contamination within two (2) business days of such discovery; provided, however, the terms "violation" and "contamination" as used herein shall not include asbestos or asbestos-containing materials or lead-based paints or furnishings that are in good condition and that do not, at the time of discovery within such 45-day period, require immediate abatement, encapsulation or removal pursuant to Applicable Environmental Laws. If, after reviewing the extent of such violation or contamination, the parties hereto in good faith determine that such viola-tion or contamination is material and is not curable or, if curable, is not cured within 30 days after such written notice thereof is given by Walden to Drever, Drever shall cause the Partnership that owns such property (the "Owner Partnership") to transfer ownership thereof on or prior to the Closing Date to a new entity, which entity shall not be a Partnership, and the Exchange Consideration payable pursuant to Article 2 hereof to the Interestholders of the Owner Partnership shall be reduced by an amount equal to the Property Value of the transferred Partnership Property; provided, however, if such property is the only Partnership Property owned by the Owner Partnership, WDOP shall be entitled to terminate the Exchange Offer with respect to the Interestholders of the Owner Partnership. The remedy provided by this Section 3.1 shall be the sole remedy of Walden and WDOP with respect to any environmental violation or contamination liability discovered on any Partnership Property, provided that such limitation shall not apply to any breach of the notification obligations of Drever, AOF and AOFII contained in this Section 3.1.

          2    Breach.  In the event any party hereto discovers,
     at any time prior to the forty-fifth (45th) calendar day following the date hereof, the existence of a Property Material Breach, such party shall notify all other parties hereto as soon as practicable and the Owner Partnership shall, at its discretion within five business days of delivery of such notice to the general partner thereof (or within five business days of such discovery, if discovered by such general partner), (i) cure the breach, (ii) reduce the purchase price payable by Walden for the applicable Partnership Property owned by such Owner Partnership by the amount equal to the cost of repairs and/or diminution in value of such Partnership Property, as agreed to in good faith by the parties hereto (the "Repair Cost"), or (iii) if the Repair Cost for any Partnership Property exceeds $1,000,000, the Owner Partnership shall transfer ownership of such Partnership Property (the "Transferred Property") on or prior to the Closing Date to a new entity, which entity shall not be a Partnership, and the Exchange Consideration payable pursuant to Article 2 hereof to the Interestholders of the Owner Partnership shall be reduced by an amount equal to the Repair Cost, if an Owner Partnership elects to reduce the purchase price pursuant to clause (ii) above, or by an amount equal to the Property Value of the Transferred Partnership Property if an Owner Partnership elects to transfer the Partnership Property pursuant to clause (iii) above; provided, however, if any Transferred Property is the only Partnership Property owned by the Owner Partnership, WDOP shall be entitled to terminate the Exchange Offer with respect to the Interestholders of the Owner Partnership. If the Owner Partnership has failed to cure the breach prior to the Closing Date or has not otherwise agreed to reduce the purchase price payable by Walden for the applicable Partnership Property or transferred such Partnership Property on or prior to the Closing Date, Walden shall be entitled to require, by written notice to the Owner Partnership, that the Owner Partnership(s) transfer owner-ship of such Partnership Property on or prior to the Closing Date to a new entity, which entity shall not be a Partnership, and the Exchange Consideration payable pursuant to Article 2 hereof to the Interestholders of the Owner Partnership shall be reduced by an amount equal to the Property Value of the transferred Partnership Property; provided, however, if any such transferred Partnership Property is the only Partnership Property owned by the Owner Partnership, WDOP shall be entitled to terminate the Exchange Offer with respect to the Interestholders of the Owner Partnership. The remedy provided by this Section 3.2 shall be the sole remedy of Walden and WDOP with respect to any defect discovered, or discoverable pursuant to a property inspection conducted in accordance with customary industry practice, as to any Partnership Property, provided that such limitation shall not apply to any breach of the notification obligations of Drever, AOF and AOFII contained in this Section 3.2.

          3    Casualty and Condemnation Loss.

               (a)  In the event that any Partnership
               Property is damaged by any casualty occurring after the date hereof and prior to the Closing Date, all insurance proceeds received by the Owner Partnership as a result of such damage, together with cash in an amount equal to any deductible paid by the Owner Partnership, shall be retained by the Owner Partnership and not distributed to the Interestholders of such Owner Partnership, except as provided below. If the uninsured Repair Cost as a result of such casualty exceeds $250,000, then Walden shall be entitled, at its election, to require the Owner Partnership to transfer ownership of the affected Partnership Property and any insurance proceeds received by the Owner Partnership with respect to such Partnership Property to a new entity, which entity shall not be a Partnership, and the Exchange Consideration payable pursuant to Article 2 hereof to the Interestholders of the Owner Partnership shall be reduced by an amount equal to the Property Value of the transferred Partnership Property; provided, however, that if such transferred Partnership Property is the only Partnership Property owned by Owner Partnership, WDOP shall be entitled to terminate the Exchange Offer with respect to Interestholders of the Owner Partnership.

               (b)  In the event of a taking by
               condemnation or similar proceedings or actions of any portion of any Partnership Property, the Owner Partnership shall retain any condemnation awards or proceeds from any such proceedings or actions in lieu thereof and not distribute such amounts to the Interestholders of such Owner Partnership.


                        ARTICLE 4

     Representations and Warranties of Drever, AOFII and AOF

          Drever, AOFII and AOF represent and warrant to Walden and WDOP as follows, except that all representations and warranties made by AOFII apply solely to information derived from the books and records of AOFII and Apartment Opportunity Fund II, L.P.:

          1    Existence; Good Standing; Authority; Compliance
     with Law. Each of the Partnerships is a partnership duly organized, validly existing and in good standing under the laws of the State of California. Each of the Partnerships is duly licensed or qualified to do business as a foreign partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not result in a Property Material Breach. Each Partnership has all requisite partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          None of the Partnerships is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which such Partnership or any of its properties or assets is subject, where such violation would result in a Property Material Breach. Each Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would result in a Property Material Breach. A copy of each Partnership Agreement (together with all amendments, exhibits and attachments thereto) has been delivered or made available to Walden and its counsel, was complete and correct when delivered or made available and, as delivered or made available, is in full force and effect as of the date hereof.

          2    Authorization, Validity and Effect of Agreement.
     Subject to Article V of the Articles of Incorporation of each of AOF and AOFII, each of Drever, AOFII and AOF has the requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The consummation by each of Drever, AOFII and AOF of this Agreement and the transactions contemplated hereby has been duly authorized by all requisite action on the part of each of Drever, AOFII and AOF. Assuming the due and valid authorization, execution and delivery of this Agreement by Walden and WDOP, this Agreement constitutes the valid and legally binding obligation of each of Drever, AOFII and AOF, enforceable against each of Drever, AOFII and AOF in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          3    No Violation.  Neither the execution and delivery
     by any of Drever, AOFII or AOF of this Agreement nor the consummation by any of Drever, AOFII or AOF of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Drever, AOFII or AOF or the Partnership Agreement of any Partnership, except for the provisions of Article V of the Articles of Incorporation of each of AOF and AOFII;
     (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of an Encumbrance upon any of the properties or assets of Drever, AOFII, AOF or any Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which any of Drever, AOFII or AOF is a party, or by which Drever, AOFII, AOF or any Partnership or any of their respective properties or assets are bound or affected, except for any of the foregoing matters which, individually or in the aggregate with respect to any Partnership Property, would not result in a Property Material Breach; or (c) require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not result in a Property Material Breach.

          4    Financial Statements; Undisclosed Liabilities.

               (a) Drever, AOFII or AOF, as appropriate, has delivered to Walden true, correct and complete copies of the audited balance sheets and related statements of income, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996 for each of Apartment Opportunity Fund, L.P. and Apartment Opportunity Fund II, L.P. and the unaudited balance sheets and related statements of income, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996 for each of the other Partnerships. Such audited financial statements, and any notes thereto, fairly present the financial condition and results of operations, partners' capital and cash flows of the applicable Partnership as at the respective dates and for the periods referred to in such financial statements in accordance with generally accepted accounting principles consistently applied through the periods involved, except as disclosed in the report accompanying or in the notes to such audited financial statements. The unaudited financial statements were prepared from the books and records of the applicable Partnership in accordance with procedures and policies consistently applied throughout the periods involved.

               (b) The unaudited balance sheet of each Partnership, as of March 31, 1997 (collectively, the "Interim Balance Sheets"), and the related statements of income, partners' capital and cash flows for the period then ended are attached hereto as Schedule 4.4(b) and were prepared from the books and records of such Partnership in accordance with procedures and policies consistently applied throughout the periods involved. At the date hereof, there are no material debts, liabilities or obligations of any nature of any Partnership, whether absolute, accrued, matured, contingent or otherwise, including, without limitation, any contingent liabilities or losses for unasserted claims which are probable of assertion, except for those (i) reflected or reserved against in the Interim Balance Sheets, (ii) otherwise set forth on Schedule 4.4(b) hereto, or (iii) incurred in the ordinary course of business since the date of the Interim Balance Sheets.

          5    Partnership Interests.  All of the existing
     Interests have been duly authorized and are validly issued, fully paid and nonassessable. Except as disclosed on
     Schedule 4.5 hereto, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which any Partnership is a party or which are binding on any Partnership providing for the issuance or transfer by any Partnership of additional Interests.

          6    Litigation.  Except as disclosed on Schedule 4.6
     hereto, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which any Partnership is a party or by which any properties or assets of any Partnership are bound, and
     (b) no actions, suits or proceedings pending against any Partnership or, to the Knowledge of Drever, AOFII and AOF, threatened against any Partnership, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality.

          7    Absence of Certain Changes.  Except as disclosed
     on Schedule 4.7 hereto, since the date of the Interim Balance Sheets, (a) each Partnership has conducted its business only in the ordinary course of such business (for purposes of this Section 4.7 only, the term "ordinary course of business" includes all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) to the Knowledge of Drever, AOFII and AOF, there has not been any Property Material Breach; (c) none of the Partnerships has incurred any liabilities, whether or not accrued, contingent or otherwise, or suffered any events or occurrences that, individually or in the aggregate, would reasonably be likely to result in a Property Material Breach; and
     (d) there has not been any material change in any Partnership's accounting principles, practices or methods.

          8    Taxes.  Except as disclosed on Schedule 4.8
     hereto:

               (a)  Each of the Partnerships (a) has timely
               filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (b) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it, and (c) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. None of the Partnerships has received any notice that the federal, state and local income and franchise tax returns of any Partnership have been or will be examined by any taxing authority. None of the Partnerships has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

               (b) None of the Partnerships is party to any pending action or proceeding by any governmental authority for assessment or collection of taxes and no claim for assessment or collection of taxes has been asserted against any Partnership. True, correct and complete copies of all 1996 federal, state and local income or franchise tax returns filed by each Partnership and all material communications relating thereto have been delivered to Walden or made available to representatives of Walden.

               (c) Each Partnership has properly and timely made all tax elections which it is required to make pursuant to the terms of the partnership agreement of such Partnership, including, but not limited to, elections under Section 754 of the Code.

               (d) None of the Partnerships has received any notice from any partner that such partner intends to treat any item of income, deduction, loss or credit in a manner that is inconsistent with the manner in which such item has been treated by such Partnership on the tax or information returns filed by such Partnership.

               (e) None of the Partnerships is taxable as a corporation for federal income tax purposes.

               (f) None of the Partnerships owns real property which is held primarily for sale to customers in the ordinary course of its trade or business or which would otherwise be classified as "inventory."

               (g) None of the Partnerships owns any stock in any corporation or any partnership interests or securities.

               (h) None of the Partnerships owns any assets or property other than the Partnership Properties owned by it, personalty related to the Partnership
               Properties and cash or cash equivalents.

               (i) None of the rent received with respect to Tenant Leases is determined, in whole or in part, by reference to the profits derived by any Person from the Partnership Properties.

               (j)  To the Knowledge of Drever, none of the
               tenants or lessees of the Partnership Properties are directly or indirectly related to any Partnership or the partners of any Partnership.

               (k) To the Knowledge of Drever, AOFII and AOF, all services provided to the tenants of the Partnership Properties are services usually or customarily rendered in connection with the rental of comparable multifamily residential properties for occupancy only.

          9    Books and Records.

               (a) The books of account and other financial records of each Partnership, and all soil tests and construction inspection reports, all of which have been made available to Walden, are, to the Knowledge of Drever, AOFII and AOF, in all material respects true and correct.

               (b) To the Knowledge of Drever, AOFII and AOF, the records of each Partnership contain in all material respects accurate records of all meetings and accurately reflect in all material respects all actions of the Interestholders with respect to such Partnership.

          10   No Brokers.  Except the fee that is to be paid to
     Houlihan Lokey Howard & Zukin, none of Drever, AOFII, AOF or any Partnership has entered into any contract, arrangement or understanding with any Person which may result in the obligation of Drever, AOFII, AOF, any Partnership, Walden or WDOP to pay any finder's fees, broker's or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Except for the fees to be paid to Houlihan Lokey Howard & Zukin and Merrill Lynch & Co. Incorporated, to the Knowledge of Drever, AOFII or AOF, there is no claim for payment of any finder's fees, broker's or agent's commis-sions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          11   Properties.  Each Partnership owns fee simple
     title or leasehold estates to each of the real properties reflected on Schedule 1.2 hereto as owned by such Partnership (collectively, the "Partnership Properties"), which are all of the real estate properties owned by such Partnership, and no Person has any contract, option, right of first refusal or other agreement to purchase any Partnership Property or any material fixture or item of personalty thereof. Each of the Partnership Properties is owned by the Partnership shown on Schedule 4.11 hereto as owning such Partnership Property, free and clear of Encum-brances, or any claim in favor of any Person that could become an Encumbrance, and Property Restrictions, except for (a) Encumbrances and Property Restrictions that are disclosed on Schedule 4.11 hereto, (b) Encumbrances and Property Restrictions that would not be reasonably likely, individually or in the aggregate with respect to any Partnership Property, to result in a Property Material Breach, (c) Property Restrictions imposed or promulgated by law or any Agency, including zoning regulations,
     (d) Encumbrances and Property Restrictions disclosed on existing title reports, title policies or surveys, (e) to the Knowledge of Drever, AOF and AOFII, mechanics', carriers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded or which, individually or in the aggregate with respect to any Partnership Property, do not exceed $25,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by any Partnership, and (f) taxes that are not yet delinquent (such Encumbrances, Property Restrictions, liens, limitations and taxes set forth in clauses (a) through (e) and this clause (f), collectively, "Drever Permitted Liens").

          Valid policies of title insurance have been issued insuring each Partnership's fee simple title to, or leasehold estate in, the Partnership Properties owned by it, subject only to the matters disclosed above and as disclosed on Schedule 4.11 hereto and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as disclosed on Schedule 4.11 hereto or as otherwise set forth in such Partnership's 1997 capital expenditures budget,
     (i) there is no certificate, permit or license from any Agency having jurisdiction over any of the Partnership Properties and there is no agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same, except where the failure to obtain the same would not be reasonably likely to result in a Property Material Breach; (ii) none of the Partnerships has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement issued by any Agency affecting any portion of any of the Partnership Properties; (iii) to the Knowledge of Drever, AOF and AOFII as of the date hereof, there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any respect, except for such defects that, individually or in the aggregate with respect to any Partnership Property, would not be reasonably likely to result in a Property Material Breach; and (iv) there is (A) no current renovation to any single Partnership Property the cost of which exceeds $250,000, and (B) no current restoration of any single Partnership Property the cost of which exceeds $250,000.

          Except as disclosed on Schedule 4.11 hereto, none of the Partnerships has received notice to the effect that and there are no (x) condemnation or rezoning proceedings that are pending or to the Knowledge of Drever, AOFII or AOF threatened with respect to any of the Partnership Properties that would be reasonably likely to result in a Property Material Breach or (y) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas where such violation would be reasonably likely to result in a Property Material Breach. To the Knowledge of each of Drever, AOFII and AOF, all work to be performed, payments to be made and actions to be taken by each Partnership prior to the date hereof pursuant to any agreement entered into with an Agency in connection with a site approval, zoning reclassification or other similar action relating to any Partnership Property (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and neither Drever, AOFII nor AOF has any Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

          12   Compliance with Applicable Regulations.

               (a) Except as disclosed on Schedule 4.12 hereto, all Partnership Properties and the operation thereof (including the handling of tenant security and other deposits) currently are in substantial compliance with the requirements of all Agencies having jurisdiction over the Partnerships and the Partnership Properties, except where the failure to so comply would not be reasonably likely to result in a Property Material Breach; and to the Knowledge of Drever, AOF and AOFII, there are no material commitments or agreements with any of the Agencies affecting any Partnership Property which have not been fully disclosed to Walden in writing.

               (b) Except as disclosed on Schedule 4.12 hereto, none of the Partnerships has received any written notice of uncured violations at any of the Partnership Properties of zoning, building, fire, rent control, tenant security or other deposits or any other applicable statute, ordinance or regulation, relating to any of the Partnership Properties, its construction or any occupancy thereof except for violations that, individually or in the aggregate with respect to any Partnership Property, would not be reasonably likely to result in a Property Material Breach, nor are there presently pending against any Partnership or against any of the Partnership Properties any judgments relating to any of the above matters, any judicial proceedings or administrative actions or any state of facts which, to the Knowledge of Drever, AOF and AOFII, with notice or lapse of time, could reasonably be expected to give rise to any such proceedings or actions, in either case that would be reasonably likely to result in a Property Material Breach.

               (c) Except as disclosed on Schedule 4.12 hereto and except as would not be reasonably likely to result in a Property Material Breach, none of the Partnerships has received any written notice that any of the Partnership Properties is currently subject to
               (i) any existing, pending or, to the Knowledge of Drever, AOF and AOFII, threatened investigation or inquiry by any Agency or (ii) any remedial obligations under any Applicable Environmental Laws; and none of the Partnerships has obtained any permits, licenses or similar authorizations to occupy, renovate, operate or use any portion of any of the Partnership Properties by reason of any Applicable Environmental Laws.

               (d) Except as disclosed on Schedule 4.12 hereto and except as would not be reasonably likely to result in a Property Material Breach, to the Knowledge of Drever, AOFII and AOF as of the date hereof, no Hazardous Materials are located on or about any of the Partnership Properties. To the Knowledge of each of Drever, AOFII and AOF as of the date hereof and except as would not be reasonably likely to result in a Property Material Breach, no Partnership Property contains any underground tanks for the storage or disposal of Hazardous Materials. Further, to the Knowledge of each of Drever, AOFII and AOF as of the date hereof and except as would not be reasonably likely to result in a Property Material Breach, (i) no Partnership Property previously has been used for the storage, manufacture or disposal of Hazardous
               Materials, (ii) no written complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other Applicable Environmental Laws from any Person or Agency has been received by any Partnership, and (iii) each Partnership is in compliance with all Applicable Environmental Laws.

               (e) None of the Partnerships has received any written notice that any material permits, licenses or consents not already obtained are required by the Agencies in connection with the use and occupancy of any of the Partnership Properties or any material improvements thereto.

          13   Encumbrances on Properties.  No action has been
     taken by any Partnership, nor has any Partnership failed to act, with respect to work performed or delivery of material which action or failure to act would give rise to an Encum-brance, other than a Drever Permitted Lien, on any of the Partnership Properties or any improvements thereto. As of the Closing, there will be no claim in favor of any Person (including the present management) for any unpaid commissions or fees for leasing of any of the Partnership Properties arising out of the acts of or through any Partnership otherwise than as payable in the ordinary course of business consistent with past practice.

          14   Insurance.  The insurance policies listed and
     described on Schedule 4.14 hereto are currently in force, and all such policies or their equivalent will be maintained in force until the Closing. None of the Partnerships has received any notice from any insurer of any of the Partnership Properties or any part thereof requesting any improvements, alterations, additions, corrections or other work in, on or about the improvements thereto, whether related to any of the Partnership Properties or to the operation of any occupant thereof, which have not been cured or satisfied.

          15   Non-foreign Status.  To the Knowledge of Drever,
     AOF and AOFII, except as disclosed on Schedule 4.15 hereto, none of the Partnerships nor any of the Interestholders is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in Sections 1445 and 7701 of the Code).

          16   Information.  None of the information to be
     supplied by Drever, AOFII or AOF in writing specifically for inclusion or incorporation by reference in the Exchange Offer Documents, the Proxy Statement or any other document filed or to be filed by or on behalf of Walden with the SEC or any other governmental entity, or otherwise prepared in connection with the transactions contemplated hereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.


                        ARTICLE 5

     Representations and Warranties of Walden and WDOP

          Walden and WDOP represent and warrant to Drever, AOFII, AOF, each of the Partnerships and each of the Interestholders as follows:

          1    Existence; Good Standing; Authority; Compliance
     with Law. Walden is a corporation duly organized, incorporated, validly existing and in good standing under the laws of the State of Maryland. Walden is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of Walden and the Subsidiaries (as defined below) taken as a whole (a "Walden Material Adverse Effect"). Walden has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. WDOP is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite partnership power and authority to own its properties and to carry on its business as it is now being conducted and as contemplated by this Agreement and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Walden Material Adverse Effect.

          Neither Walden nor any of the Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Walden or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Walden Material Adverse Effect. Walden and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Walden Material
     Adverse Effect.   Copies of the articles of incorporation
     and bylaws of Walden and the partnership agreement of WDOP have been delivered or made available to Drever and its counsel, are complete and correct and are in full force and effect as of the date hereof.

          2    Authorization, Validity and Effect of Agreements.
     Walden and WDOP have the requisite corporate and partnership power and authority, respectively, to execute and deliver this Agreement and consummate the transactions contemplated hereby. Subject only to the approval of the issuance of the shares of Common Stock to be issued by Walden upon exchange of the Common Units and the exercise of the Warrants by the Walden Stockholders, the consummation by each of Walden and WDOP of this Agreement and the transactions contemplated hereby have been duly authorized by all requisite corporate and partnership action on the part of Walden and WDOP, respectively. Assuming the due and valid authorization, execution and delivery of this Agreement by Drever, AOF and AOFII, this Agreement constitutes the valid and legally binding obligation of each of Walden and WDOP, enforceable against each of Walden and WDOP in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          3    Capitalization.  The authorized capital stock of
     Walden consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1997, there were 17,388,208 shares of Common Stock issued and outstanding and 5,768,200 shares of Preferred Stock issued and outstanding, constituting the series designated as (a) the 9.16% Series A Cumulative Redeemable Preferred Stock,
     (b) the 9.16% Series B Cumulative Redeemable Preferred Stock, and (c) the 9.20% Senior Preferred Stock. In addition, there are 810,128 limited partnership interests issued and outstanding in Walden Residential Operating Partnership, L.P., a Subsidiary ("Walden Operating"). Except as described above, Walden has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Walden Stockholders on any matter. All such issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Walden or any of the Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of Walden or any of the Subsidiaries, other than the issuance by Walden of up to 1,664,500 shares of Common Stock upon the exercise of stock options issued to employees and directors. There are no agreements or understandings to which Walden is a party with respect to the voting of any shares of Common Stock or which restrict the transfer of any such shares, except in order to protect its REIT status.

          4    Partnership Interests.   Walden is the sole
     general partner and WDN Properties, Inc., a wholly-owned Subsidiary, is the sole limited partner, of WDOP. All of the interests issued to such entities by WDOP have been duly authorized and are validly issued, fully paid and nonassessable. Other than this Agreement and the Contribution Agreement, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which WDOP is a party or which are binding on WDOP providing for the issuance or transfer by WDOP of additional interests.

          5    Subsidiaries.  Except as in the next sentence
     provided, Walden owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. There are currently outstanding 810,128 limited partnership interests in Walden Operating owned by Persons other than Walden and the Subsidiaries. Each of the outstanding shares of capital stock of or other equity interest in each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

          6    Other Interests.  Except for interests in the
     Subsidiaries, neither Walden nor any of the Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

          7    No Violation.  Neither the execution and delivery
     by Walden of this Agreement nor the consummation by Walden and WDOP of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Walden or the partnership agreement of WDOP; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of Walden's stock option plans, or any grant or award made under any of the foregoing; (c) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties of Walden or the Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Walden or any of the Subsidiaries is a party, or by which Walden or any of the Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Walden Material Adverse Effect; or
     (d) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Walden Material Adverse Effect.

          8    SEC Documents.  Walden has delivered or made
     available to Drever its Form 10-K for the fiscal year ended December 31, 1996 and the proxy statement relating to the annual meeting of the Walden Stockholders to be held on June 5, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "1996 Fiscal Year Reports"). The 1996 Fiscal Year Reports, together with all other registration statements, prospectuses, Forms 8-K, 10-Q and 10-K, information statements, schedules and proxy statements filed by Walden with the SEC since January 1, 1994, each of which is listed on Schedule 5.8 hereto (collectively, the "Walden Reports"), were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Walden under the Securities Laws.

          As of their respective dates, the Walden Reports
     (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Walden included in or incorporated by reference into the Walden Reports (including the related notes and schedules) fairly presents the consolidated financial position of Walden and the Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of Walden included in or incorporated by reference into the Walden Reports (including any related notes and schedules) fairly presents the consolidated results of operations, stockholders' equity or cash flows, as the case may be, of Walden and the Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by the Securities Laws.

           Except as and to the extent set forth on the consolidated balance sheet of Walden and the Subsidiaries at December 31, 1996, including all notes thereto, or as set forth in the Walden Reports, neither Walden nor any of the Subsidiaries has any material debts, liabilities or obligations of any nature, whether absolute, accrued, matured, contingent or otherwise, including, without limitation, any contingent liabilities or losses for unasserted claims which are probable of assertion, except for those (i) reflected on any interim balance sheet filed with the SEC subsequent to such date, (ii) otherwise disclosed on Schedule 5.8 hereto, (iii) incurred in the ordinary course of business since such date, and
     (iv) liabilities related to the acquisition by Walden of six properties on April 21, 1997.

          9    Litigation.  Except as disclosed on Schedule 5.9
     hereto, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Walden or any of the Subsidiaries is a party or by which any of its properties or assets are bound, and (b) no actions, suits or proceedings pending against Walden or any of the Subsidiaries or, to the Knowledge of Walden, threatened against Walden or any of the Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality.

          10   Absence of Certain Changes.  Except and as to the
     extent disclosed in the Walden Reports filed with the SEC as of the date hereof, (a) Walden and the Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this Section 5.10 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) to the Knowledge of Walden, there has not been any Walden Material Adverse Effect; (c) as of the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the Common Stock; (d) Walden and the Subsidiaries have not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, or suffered any events or occurrences that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Walden or that, individually or in the aggregate, would reasonably be likely to have a Walden Material Adverse Effect; and (e) there has not been any material change in Walden's accounting principles, practices or methods.

          11   Taxes.  Except as set forth on Schedule 5.11
     hereto, Walden and each of the Subsidiaries (a) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (b) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it, and (c) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither Walden nor any of the Subsidiaries has received any notice that the federal, state and local income and franchise tax returns of Walden or any such Subsidiary have been or will be examined by any taxing authority. Neither Walden nor any of the Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

          Except as disclosed on Schedule 5.11 hereto, neither Walden nor any of the Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. Walden (i) has qualified to be taxed as a real estate investment trust ("REIT") pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1994 through 1996, inclusive (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ending on December 31, 1997, and (iii) has not taken or omitted to take any action which could result in, a challenge to its status as a REIT. For purposes of this Section 5.11, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

          12   Books and Records.

               (a) The books of account and other financial records of Walden and the Subsidiaries, all reports (including, without limitation, soil tests and construction inspection reports), Tenant Leases and other documents related to the construction, ownership, management and operation of their properties and assets that are in the possession and control of Walden, all of which have been made available to Drever are, to the Knowledge of Walden, in all material respects true and correct.

               (b)  The records of Walden contain in all
               material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the Walden Stockholders and directors and any committees of the Board of Directors of Walden with respect to Walden.

          13   Properties.  Walden and the Subsidiaries own fee
     simple title or leasehold estates to each of the real properties reflected on the most recent balance sheet of Walden included in the Walden Reports (the "Walden Properties"), which are all of the real estate properties owned by them, and no Person has any contract, option, right of first refusal or other agreement to purchase any Walden Property or any part thereof. Each of the Walden Properties is owned by Walden or its Subsidiaries free and clear of Encumbrances, or any claim in favor of any Person that could become an Encumbrance, and Property Restrictions, except for (a) Encumbrances and Property Restrictions that are disclosed on Schedule 5.13 hereto,
     (b) Encumbrances and Property Restrictions that would not be reasonably likely, individually or in the aggregate, to have a Walden Material Adverse Effect, (c) Property Restrictions imposed or promulgated by law or any Agency, including zoning regulations, (d) Encumbrances and Property Restrictions disclosed on existing title reports, title policies or surveys, (e) to the Knowledge of Walden, mechanics', carriers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the Walden Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Walden and the Subsidiaries, and (f) taxes that are not yet delinquent (such Encumbrances, Property Restrictions, liens, limitations and taxes set forth in clauses (a) through (e) and this clause (f), collectively, the "Walden Permitted Liens").

          Valid policies of title insurance have been issued insuring Walden's and each of its Subsidiaries' fee simple title to, or leasehold estate in, the Walden Properties, subject only to the matters disclosed above and as disclosed on Schedule 5.13 hereto, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as disclosed on Schedule 5.13 hereto or as otherwise set forth in Walden's 1997 capital expenditures budget,
     (i) there is no certificate, permit or license from any Agency having jurisdiction over any of the Walden Properties and there is no agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Walden Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Walden Properties that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same where the failure to obtain the same would not be reasonably likely to have a Walden Material Adverse Effect; (ii) neither Walden nor any of the Subsidiaries has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Walden Properties issued by any Agency; (iii) there are no structural defects relating to the Walden Properties and no Walden Properties whose building systems are not in working order in any respect, except for such defects that, individually or in the aggregate, would not be reasonably likely to have a Walden Material Adverse Effect; and
     (iv) there is (A) no physical damage to any single Walden Property in excess of $250,000 for which there is no insurance in effect covering the cost of the restoration,
     (B) no current renovation to any single Walden Property the cost of which exceeds $250,000, and (C) no current restoration of any single Walden Property the cost of which exceeds $250,000.

          Except as disclosed on Schedule 5.13 hereto, Walden and the Subsidiaries have received no notice to the effect that and there are no (x) condemnation or rezoning proceedings that are pending or, to the Knowledge of Walden, threatened with respect to any of the Walden Properties that would be reasonably likely to have a Walden Material Adverse Effect or (y) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Walden Properties or by the continued maintenance, operation or use of the parking areas where such violation would be reasonably likely to have a Walden Material Adverse Effect. To the Knowledge of Walden, all work to be performed, payments to be made and actions to be taken by Walden or the Subsidiaries prior to the date hereof pursuant to any agreement entered into with an Agency in connection with a site approval, zoning reclassification or other similar action relating to the Walden Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and Walden is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

          14   Compliance with Applicable Regulations.

               (a) Except as disclosed on Schedule 5.14 hereto, all Walden Properties and the operation thereof (including the handling of tenant security and other deposits) currently are in substantial compliance with the requirements of all Agencies having jurisdiction over Walden, the Subsidiaries and the Walden Properties, except where the failure to so comply would not be reasonably likely to have a Walden Material Adverse Effect; and to Walden's Knowledge, there are no material commitments or agreements with any of the Agencies affecting the Walden Properties which have not been fully disclosed to Drever in writing.

               (b) Except as disclosed on Schedule 5.14 hereto, neither Walden nor any of the Subsidiaries has received no notices of uncured violations at any of the Walden Properties of zoning, building, fire, rent control, tenant security or other deposits or any other applicable statute, ordinance or regulation, relating to any of the Walden Properties, its construction, or any occupancy thereof except for violations that, individually or in the aggregate, would not be reasonably likely to have a Walden Material Adverse Effect, nor are there presently pending against Walden, any of the Subsidiaries or against any of the Walden Properties any judgments relating to any of the above matters, any judicial proceedings or administrative actions or any state of facts which, to Walden's Knowledge, with notice or lapse of time, could reasonably be expected to give rise to any such proceedings or action, in either case that could be reasonably likely to have a Walden Material Adverse Effect.

               (c) Except as disclosed on Schedule 5.14 hereto and except as would not be reasonably likely to have a Walden Material Adverse Effect, neither Walden nor any of the Subsidiaries has received written notice that any of the Walden Properties is currently subject to (i) any existing, pending or, to the Knowledge of Walden, threatened investigation or inquiry by any Agency or (ii) any remedial obligations under any Applicable Environmental Laws; and neither Walden nor any of the Subsidiaries has obtained any permits, licenses or similar authorizations to occupy, renovate, operate or use any portion of any of the Walden Properties by reason of any Applicable Environmental Laws.

               (d) Except as disclosed on Schedule 5.14 hereto and except as would not be reasonably likely to have a Walden Material Adverse Effect, to the Knowledge of Walden, no Hazardous Materials are located on or about any of the Walden Properties. To the Knowledge of Walden, and except as would not be reasonably likely to have a Walden Material Adverse Effect, no Walden Property contains any underground tanks for the storage or disposal of Hazardous Materials. Further, to the Knowledge of Walden, and except as would not be reasonably likely to have a Walden Material Adverse Effect, (i) no Walden Property previously has been used for the storage, manufacture or disposal of Hazardous Materials, (ii) no written complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other Applicable Environmental Laws from any Person or Agency has been received by Walden or any of the Subsidiaries, and (iii) to Walden's Knowledge, Walden and the Subsidiaries are in compliance with all Applicable Environmental Laws.

               (e) Neither Walden nor any of the Subsidiaries has received written notice that any material permits, licenses or consents not already obtained are required by the Agencies in connection with the use and occupancy of any of the Walden Properties or any material improvements thereto.

          15   No Brokers. Except the fee that is to be paid to
     Merrill Lynch & Co. Incorporated by Walden, Walden has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Walden, WDOP, Drever, AOF or AOFII to pay any finder's fees, broker's or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Except for the fees payable to Houlihan Lokey Howard & Zukin and Merrill Lynch & Co. Incorporated, to the Knowledge of Walden, there is no claim for payment of any finder's fees, broker's or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          16   Units.  The issuance and delivery by WDOP of
     Units in connection with the Exchange Offer and the Contribution Agreement have been duly and validly autho-rized by all necessary partnership action on the part of WDOP. The Units to be issued in connection with the Exchange Offer and the Contribution Agreement when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

          17   Encumbrances on Properties.  No action has been
     taken by Walden or any of the Subsidiaries, nor has Walden or any of the Subsidiaries failed to act, with respect to work performed or delivery of material which would give rise to an Encumbrance, other than a Walden Permitted Lien, on any of the Walden Properties or any improvements thereto. As of the Closing, there will be no unpaid assessments against any of the Walden Properties except for property taxes assessed but not due and payable at the time of Closing; and there will be no claim in favor of any Person (including the present management) for any unpaid commissions or fees for leasing of any of the Walden Properties arising out of the acts of or through Walden or any of the Subsidiaries otherwise than as payable in the ordinary course of business consistent with past practice.

          18   Insurance.  The insurance policies listed and
     described on Schedule 5.18 hereto are currently in force, and all such policies or their equivalent will be maintained in force until the Closing. Neither Walden nor any of the Subsidiaries has received any notice from any insurer of any of the Walden Properties or any part thereof requesting any improvements, alterations, additions, correction or other work in, on or about the improvements thereto, whether related to any of the Walden Properties or to the operation of any occupant thereof, which have not been cured or satisfied.

          19   Non-foreign Status.  Neither Walden nor WDOP is
     a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in Sections 1445 and 7701 of the Code).

          20   Information.   None of the Proxy Statement or any
     other document filed or to be filed by or on behalf of Walden with the SEC or any other governmental entity or any other document required to be prepared and distributed in connection with the transactions contemplated hereby, including, without limitation, the Exchange Offer Documents, will contain when filed, or shall contain at the respective times filed with the SEC or other Agency, and, in addition, in the case of the Proxy Statement and the Exchange Offer Documents at the date it or any amendment or supplement thereto is mailed (i) to the Walden Stockholders to solicit the vote of such stockholders on the issuance of shares of Common Stock to be issued by Walden upon the exchange of Common Units and upon the exercise of the Warrants, or (ii) the Interestholders, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by Drever, AOFII or AOF in writing specifically for inclusion or incorporation by reference in any such document. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.


                        ARTICLE 6

                        Covenants

          1    Acquisition Proposals.  Prior to the Closing
     Date, Drever, AOFII and AOF each agree (a) that none of them nor any of their affiliates shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its affiliates) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion (which, for purposes of this Section 6.1 shall mean Partnership Properties having an aggregate Property Value of 20% or more of the aggregate Property Value of all Partnership Properties) of the assets or any equity securities of, such entity, any Partnership or any of their affiliates, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.1; and (c) that it will notify Walden immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 6.1 shall prohibit Drever from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide Superior Acquisition Proposal (as defined below), if, and only to the extent that, (i) the Boards of Directors of Drever, AOFII and/or AOF determine in good faith that such action is required for Drever, AOFII or AOF, as applicable, to comply with its fiduciary duties to the partners of the Partnerships under, or otherwise violate, applicable law as advised by counsel,
     (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Drever provides written notice to Walden to the effect that Drever, AOFII and/or AOF are furnishing information to, or entering into discussions with, such Person except to the extent that the Boards of Directors of Drever, AOFII and/or AOF, as applicable, determine in good faith that any such action would violate such Boards' fiduciary duties under, or otherwise violate, applicable law, and (iii) subject to any confidentiality agreement with such Person (which Drever determined in good faith was required to be executed in order for Drever, AOFII and/or AOF to comply with its fiduciary duties to the partners of the Partnership imposed by law as advised by counsel), Drever keeps Walden reasonably informed of the status (but not the terms) of any such discussions or negotiations except to the extent that the Boards of Directors of Drever, AOFII and/or AOF, as applicable, determine in good faith that any such action would violate such Boards' fiduciary duties under, or otherwise violate, applicable law. A "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party and which a majority of the members of the Board of Directors of Drever, AOFII and/or AOF, as applicable, determines in good faith (a) to be more favorable to the Interestholders than the Exchange Offer and (b) is reasonably capable of being consummated.

          Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided for in Article 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or
     (z) affect any other obligation of any party under this Agreement.

          2    Conduct of Business.

               (a) Prior to the Closing Date, except as contem-plated by this Agreement, unless Walden or Drever, as appropriate, has consented in writing thereto, WDOP, on the one hand, and Drever, AOFII or AOF, as general partners of the Partnerships, on the other hand:

                    (i)  Shall use their reasonable efforts to
                    preserve intact, in all material respects, their business operations and goodwill and the business operations and goodwill of the Partnerships;

                    (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 6.1 hereof, any proposals to engage in material transactions; and

                    (iii)     Shall promptly notify the other
                    of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein.

               (b) Prior to the Closing Date, unless Walden has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, each of Drever, AOF and AOFII, as general partners of the Partnerships, agrees to cause each of the Partnerships to:

                    (i)  Conduct its operations according to
                    its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                    (ii) Not amend its partnership agreement or other charter documents;

                    (iii)     Not issue any additional Inter-
                    ests, provided that the foregoing shall not prohibit the transfer of Interests outstanding on the date hereof or the fulfillment of the obligations disclosed on Schedule 4.5 hereto;

                    (iv) Not declare, set aside or pay any
                    distribution or payment with respect to, or directly or indirectly redeem, purchase or otherwise acquire, any Interests or make any commitment for any such action, except in the ordinary course of business and pursuant to the terms of its partnership agreement;

                    (v)  Not sell or otherwise dispose of (A)
                    any Partnership Properties or (B) any of its other assets which are material, individually or in the aggregate;

                    (vi) Not make any loans, advances or
                    capital contributions to, or investments in, any other Person other than in the ordinary course of business consistent with past practice;

                    (vii)     Not pay, discharge or satisfy any
                    claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of such Partnership or incurred in the ordinary course of business consistent with past practice;

                    (viii)    Not enter into any commitment
                    which individually may result in total payments or liability by or to it in excess of $25,000 in the case of any one commitment or in excess of $100,000 for all commitments other than commitments entered into in the ordinary course of business;

                    (ix) (A) Until the Closing, continue the operation of the Partnership Properties owned by it in the normal and usual manner consistent with past practice, not remove any material fixtures, furnishings, equipment or personalty therefrom, except for repair or replacement or otherwise in the ordinary course of business consistent with past practice, and manage, operate, maintain, repair and redecorate the Partnership Properties owned by it in the ordinary course of business consistent with past practice and in accordance with such Partnership's 1997 capital expenditures budget, as previously provided to Walden, in such manner as to maintain such Partnership Properties in no less satisfactory condition than the same exists as of the date hereof; and

                         (B)  Maintain all rental units (other
                    than "models") included in the Partnership
                    Properties owned by it in "market ready" rentable condition as of the Closing Date;
                    provided, however, that Walden and WDOP acknowledge that rental units that are vacated within five (5) business days prior to the Closing Date will be in varying conditions of make-ready for leasing, as is ordinary in the Partnership's course of business; and

                    (x)  Within forty-five (45) days following
                    the end of any fiscal quarter ending prior to the Closing Date, deliver to Walden the unaudited balance sheet of each of the Partnerships for such quarter and the related statements of operations, partners' capital and cash flows for such period.

               (c) Prior to the Closing Date, unless Drever has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, each of Walden and WDOP:

                    (i)  Shall, and shall cause each of its
                    affiliates to, conduct their operations
                    according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                    (ii) Shall not amend its articles of
                    incorporation, bylaws, partnership agreement or other charter document, as the case may be;

                    (iii)     Shall not (A) except pursuant to
                    the exercise of options, warrants, conversion rights and other contractual rights (including Walden's existing dividend reinvestment plan and stock option plans) existing on the date hereof, or as otherwise required by this Agreement or the Contribution Agreement), issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction,
                    (B) amend any employment agreement with any of its present or future officers or directors, or
                    (C) adopt any new employee benefit plan
                    (including any stock option, stock benefit or stock purchase plan);

                    (iv) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except that Walden may pay a dividend not to exceed $.4825 per share of Common Stock, $.5725 per share of Walden's 9.16% Series A Cumulative Redeemable Preferred Stock and 9.16% Series B Cumulative Redeemable Preferred Stock and $.575 per share of Walden's 9.20% Senior Preferred Stock for the second and third calendar quarters of 1997 and any other dividend or distribution necessary for Walden to maintain its ability to qualify to be taxed as a REIT under the Code, or (B) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Walden, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or partnership interests, as the case may be, or capital stock or partnership interests, as the case may be, of any of its affiliates, or make any commitment for any such action;

                    (v)  Shall not, and shall not permit any of
                    its affiliates to, sell or otherwise dispose of any of its assets which are material, individually or in the aggregate;

                    (vi) Shall not, and shall not permit any of its respective affiliates to, make any loans, advances or capital contributions to, or investments in, any unaffiliated third party other than in connection with the sale of properties;

                    (vii)     Shall not, and shall not permit
                    any of its affiliates to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Walden included in Walden's Form 10-K for the fiscal year ended December 31, 1996 or incurred in the ordinary course of business consistent with past practice;

                    (viii)    Shall not, and shall not permit
                    any of its respective affiliates to, enter into any commitment which, individually or in the aggregate, may result in total payments or liabilities by or to it in excess of $1,000,000 other than in the ordinary course of business; and

                    (ix) Shall not, and shall not permit any of its respective affiliates to, enter into any commitment with any officer, director or affiliate of Walden, except in the ordinary course of business.

          3    Approval of Stockholders and Acceptance by
     Interestholders.

               (a) In connection with the issuance of shares of Common Stock by Walden upon exchange of the Common Units and upon the exercise of the Warrants, Walden, acting through its Board of Directors, shall, in accordance with applicable law, its articles of incorporation and bylaws and the rules and regulations of the New York Stock Exchange, duly call, give notice of, convene and hold a special meeting of the Walden Stockholders as soon as practicable, for the purpose of voting upon the approval of such share issuances. Walden shall include in the Proxy Statement the recommendation of its Board of Directors that the Walden Stockholders vote in favor of the approval of such share issuances, unless the Board of Directors of Walden determines in good faith that any such action would violate such Board's fiduciary duties under applicable law.

               (b) Each of Drever, AOF and AOFII shall take all necessary action, in accordance with applicable law, its articles of incorporation and bylaws to recommend that the Interestholders accept the Exchange Offer and tender their Interests to WDOP pursuant to the Exchange Offer, unless the Boards of Directors of Drever, AOFII and/or AOF, as applicable, determine in good faith that any such action would violate such Boards' fiduciary duties under, or otherwise violate, applicable law.

          4    Filings; Other Action.  Subject to the terms and
     conditions herein provided, Walden and Drever shall:
     (a) use all their best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, governmental or regulatory authorities of the United States, the several states, third party secured and unsecured lenders and rating agencies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use their best efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Walden and Drever necessary to effectuate the Exchange Offer; and
     (c) use their best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Walden, Drever, AOFII and AOF shall take all such necessary action.

          Walden and Drever shall promptly provide the other (or its counsel) copies of (x) all filings in connection with the Exchange Offer, (y) all filings under the Exchange Act after the date hereof and prior to the Closing Date, and
     (z) all other regulatory filings in connection with this Agreement and the transactions contemplated hereby, in each case, made by Walden or WDOP, on the one hand, or Drever, AOFII or AOF, on the other hand.

          5    Inspection of Records.  From the date hereof to
     the Closing Date, each of Walden, Drever, AOFII and AOF shall, upon reasonable notice. allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Walden, WDOP, Drever, AOFII, AOF and their respective affiliates.

          6    Publicity.  The initial press release relating to
     this Agreement shall be a joint release and thereafter Walden, Drever, AOFII and AOF shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          7    Proxy Statement.  Walden shall file with the SEC
     as soon as practicable a proxy statement (the "Proxy Statement") under the Exchange Act, with respect to the meeting of the Walden Stockholders in connection with the Exchange Offer. Walden will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Walden shall use its best efforts to obtain, prior to the Closing Date, all necessary permits or approvals required under the Securities Laws to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Drever, AOFII and AOF hereby agree to cooperate with Walden in the preparation of the Proxy Statement and to provide Walden with such information as Walden may reasonably request. Walden, after consultation with Drever, shall respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and shall cause a definitive Proxy Statement to be mailed to the Walden Stockholders at the earliest practicable date. Each of Drever, AOFII, AOF, Walden and WDOP agrees to correct as promptly as practicable any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect, and Walden agrees to take all steps necessary to file with the SEC and have cleared thereby any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Walden Stockholders to the extent required by applicable law.

          8    Post-Closing Conduct of Business.   For the
     period commencing with the Closing Date and ending on and including the 15th business day following the Closing Date, Walden (either directly or indirectly through a relevant affiliate) and WDOP (a) shall endeavor to cause each of the Partnerships to continue to exist and engage in the conduct of its business and (b) shall not permit any Partnership to undertake any action or enter into any arrangement in connection with or related to a merger of, liquidation of, termination of, winding-up of, or similar transaction that involves, such Partnership in which, as a result of such transaction, such Partnership would no longer continue to exist or remain in business for Federal income tax purposes.

          9    Further Action.  Each party hereto shall, subject
     to the fulfillment at or before the Closing Date of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Exchange Offer.

          10   Expenses.  Except as otherwise provided in
     Article 8 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          11   Third Party Consents.  WDOP, Walden, Drever, AOF
     and AOFII each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

          12   Efforts to Fulfill Conditions.  WDOP, Walden,
     Drever, AOF and AOFII each shall use its best efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

          13   Representations, Warranties and Conditions Prior
     to Closing. Walden, WDOP, AOF and Drever each shall use its best efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects (except for those representations and warranties that address matters only as of a particular date and time which need only be true and correct as of such date or with respect to such period). Prior to Closing, Walden and Drever each shall promptly notify the other in writing
     (a) if any representation or warranty contained in this Agreement is discovered to be or becomes materially untrue or (b) if any of WDOP, Walden, AOF, AOFII or Drever fails to perform or comply, in all material respects, with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply, in all material respects, with any of its covenants or agreements contained in this Agreement.

          14   Partnership Agreements.   On or prior to the
     Mailing Date, Walden shall execute, and cause WDN Properties, Inc. to execute, the WDOP Partnership Agreement and deliver such agreement to WDOP. On or prior to the Mailing Date, Walden and WDOP shall execute the Agreement of General Partnership of Walden-WDOP Partners. Walden shall not take, or permit to be taken, with respect to any Partnership Property owned by a Partnership the general partner of which Walden acquires control following the Closing Date, any action with respect to such Partnership or with respect to such Partnership Properties that would be prohibited by the terms of the WDOP Partnership Agreement if such Partnership Properties were owned by WDOP, provided that nothing contained herein shall prohibit Walden from causing any such Partnership to transfer such Partnership Properties to WDOP.

          15   Other Documents.  On or prior to the Closing
     Date, Walden shall execute and deliver the Warrant Agreement to Drever, AOF and AOFII. In addition, on or prior to the Closing Date, Walden shall execute the Articles Supplementary and file such document with the Department of Assessments and Taxation of the State of Maryland.

          16   Cooperation of the Parties.  Walden and Drever
     each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, seeking any necessary consents or approvals.

          17   Stock Exchange Listing.  Walden shall, as
     promptly as practicable following the date hereof, prepare and submit to the New York Stock Exchange a listing application covering the shares of Common Stock and Preferred Stock to be issued by Walden upon exchange of the Common Units and Preferred Units, respectively, and shall use its best efforts to obtain, prior to the Closing Date, approval of the listing of such shares, subject to official notice of issuance.


                        ARTICLE 7

                        Conditions

          1    Conditions to the Interestholders', Walden's and
     WDOP's Obligations to Consummate the Exchange Offer. The respective obligation of each party to consummate the Exchange Offer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) The issuance of the Common Stock issuable upon exchange of the Common Units and upon the exercise of the Warrants shall have been approved by the Walden Stockholders as provided herein.

               (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

               (c) The Proxy Statement shall have been cleared by the SEC and no stop order with respect to the Proxy Statement shall be in effect.

               (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Exchange Offer and any other documents required to be filed after the Closing Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of Walden and each of the Partnerships (and their respective affiliates), taken as a whole, following the Closing Date.

          2 Conditions to Obligations of the Interestholders to Consummate the Exchange Offer. The obligations of each Interestholder to consummate the Exchange Offer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by such
     Interestholder:

               (a) WDOP and Walden shall have performed, in all material respects, their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Walden and WDOP contained in this Agreement shall be true and correct as of the Closing Date in all material respects (except for those representations and warranties that address matters only as of a particular date and time which need only be true and correct as of such date or with respect to such period), and Drever shall have received a certificate from an executive officer of Walden dated the Closing Date certifying to such effect.

               (b) The opinion of Houlihan Lokey Howard & Zukin that the aggregate Exchange Consideration to be received by the Interestholders is fair, from a financial point of view, as of the Closing Date shall have been delivered to Drever.

               (c) Drever shall have received the opinion of Winstead Sechrest & Minick P.C. ("WSM"), dated the
               Closing Date, in substantially the form attached hereto as Schedule 7.2.

               (d)  The shares of Common Stock and Preferred
               Stock issuable upon the exchange of the Common Units and Preferred Units, respectively, and upon the exercise of the Warrants shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

          3    Conditions to Obligation of WDOP to Consummate
     the Exchange Offer. The obligation of WDOP to consummate the Exchange Offer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by WDOP:

               (a) Drever, AOF and AOFII shall have performed, in all material respects, their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Drever, AOF and AOFII contained in the Agreement shall be true and correct in all material respects as of the Closing Date (except for those representations and warranties that address matters only as of a particular date and time which need only be true and correct as of such date or with respect to such period), and Walden shall have received a certificate of an executive officer of Drever dated the Closing Date certifying to such effect.

               (b) Interestholders representing 50.1% or more of the Interests of Apartment Opportunity Fund, L.P. and Interestholders representing 50.1% or more of the Interests of Apartment Opportunity Fund II, L.P. shall have accepted the Exchange Offer.

               (c) Partnership Properties representing no more than 25% of the aggregate Property Values of the Partnership Properties held by Apartment Opportunity Fund, L.P. and Partnership Properties representing no more than 25% of the aggregate Property Values of the Partnership Properties held by Apartment Opportunity Fund II, L.P. shall have been excluded, pursuant to the provisions of Article 3 hereof, from the Partnership Properties held by the Partnerships on the Closing Date.

               (d)  The opinion of Merrill Lynch & Co.
               Incorporated addressed to the Board of Directors of Walden that the aggregate Exchange Consideration, payable under this Agreement is fair, from a financial point of view, to the Walden Stockholders, shall not have been withdrawn or materially modified.

               (e) Walden shall have received the opinions of Richard J. Kalish, Esq., General Counsel of Drever, and Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, in substantially the forms attached hereto as Schedule 7.3(a) and Schedule 7.3(b), respectively.


                        ARTICLE 8

                       Termination

          1    Termination by Mutual Consent.  This Agreement
     may be terminated and the Exchange Offer may be abandoned at any time prior to the Closing Date by the mutual written consent of Drever and Walden, with the prior approval of the respective Boards of Directors of Drever and Walden.

          2    Termination by Either Drever or Walden.  This
     Agreement may be terminated and the Exchange Offer may be abandoned by either Drever or Walden if (a) the Exchange Offer shall not have been consummated by December 31, 1997, provided that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.2(a),
     (b) a meeting of the Walden Stockholders shall have been duly convened and held and the approval of the Walden Stockholders required by Section 7.1(a) hereof shall not have been obtained at such meeting or at any adjournment or postponement thereof, unless Walden is in breach of its obligations under Section 6.3, hereof, (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used its best efforts to remove such order, decree, ruling or injunction, or (d) any of the conditions set forth in Article 7 hereof shall not have been satisfied; and provided, in the case of a termination pursuant to clause (a) or (d) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

          3    Termination by Drever, AOF and AOFII. This
     Agreement may be terminated and the Exchange Offer may be abandoned at any time prior to the Closing Date by action of the Boards of Directors of Drever, AOF and AOFII if
     (a) in the exercise of its good faith judgment as to its fiduciary duties to the Interestholders imposed by law, as advised by counsel, the Boards of Directors of Drever, AOF and AOFII determine that such termination is required by reason of a Superior Acquisition Proposal being made,
     (b) the Board of Directors of Walden withdraws, materially modifies or changes in a manner materially adverse to the Interestholders its recommendation to the Walden Stockholders to approve the issuance of Common Stock issuable upon exchange of the Common Units and upon the exercise of the Warrants, (c) except with the written consent of Drever, the Board of Directors of Walden postpones the date scheduled for the meeting of the Walden Stockholders to approve the issuance of Common Stock issuable upon exchange of the Common Units and upon the exercise of the Warrants beyond December 31, 1997 or fails to set a date for such meeting by such date, (d) there has been a breach by Walden or WDOP of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Walden Material Adverse Effect and which breach is not curable by December 31, 1997, or (e) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Walden or WDOP, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Drever to Walden.

          4    Termination by Walden.  This Agreement may be
     terminated and the Exchange Offer may be abandoned at any time prior to the Closing Date by action of the Board of Directors of Walden, if (a) the Boards of Directors of Drever, AOF and/or AOFII withdraw, materially modify or change in a manner materially adverse to WDOP their recommendation to the Interestholders to accept the Exchange Offer, other than as a result of the occurrence of an event that in the good faith judgment of the Boards of Directors of Drever, AOF and/or AOFII has or is reasonably likely to have a Walden Material Adverse Effect or
     (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Drever, AOF or AOFII, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Walden to Drever, AOF or AOFII, as applicable.

          5    Effect of Termination and Abandonment.  In the
     event of termination of this Agreement and the abandonment of the Exchange Offer pursuant to this Article 8, written notice thereof shall forthwith be given to the other parties specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the parties hereof, or their respective directors, officers, employees, partners, shareholders, representatives, agents or advisors, except the obligations of the parties pursuant to this Section 8.5 and Section 6.10 hereof and except for the provisions of Sections 9.1, 9.2, 9.3, 9.5, 9.7, 9.13 and 9.15 hereof.
     Nothing contained in this Section 8.5 shall relieve any of the parties hereto from liability for willful breach of this Agreement. If Drever, AOF and AOFII elect to terminate this Agreement pursuant to Section 8.3(a) hereof and, within one year from the date of such termination, Drever, AOF and/or AOFII consummates a Superior Acquisition Proposal or enters into an agreement to consummate a Superior Acquisition Proposal which is subsequently consummated, Drever, AOF and/or AOFII shall pay to Walden, provided that Walden and/or WDOP was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture an amount equal to the least of (a) $10,000,000,
     (b) an amount equal to 50% of the excess of the value of the consideration received by the Interestholders pursuant to the Superior Acquisition Proposal over $642,000,000 (the "Liquidated Damages Amount") and (c) the sum of (x) the maximum amount that can be paid to Walden without causing Walden to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the
     Code ("Qualifying Income"), as determined by Walden's certified public accountants, plus (y) an amount equal to the Liquidated Damages Amount less the amount payable under clause (x) above in the event Walden receives a letter from Walden's counsel indicating that Walden has received a ruling from the IRS to the effect that Liquidated Damages Amount payments constitute Qualifying Income. The payments to which Walden is entitled under this Section 8.5 shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated in this
     Section 8.5.

          6    Extension; Waiver.  At any time prior to the
     Closing Date, either Walden or Drever may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                        ARTICLE 9

                    General Provisions

          1    Nonsurvival of Representations and Warranties.
     No representation or warranty in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement set forth herein that, by its terms, contemplates performance after the Closing Date.

          2    Notices.  Any notice or other communication
     required to be given hereunder to any of the parties hereto shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

          If to Walden or WDOP:

     c/o Walden Residential Properties, Inc.
               One Lincoln Centre
               5400 LBJ Freeway
               Suite 400
               Dallas, Texas  75240
               Attention:     Don R. Daseke
                              Chief Executive Officer
               Facsimile:     (972) 788-1550

          with a copy (which shall not constitute notice) to:

               Winstead Sechrest & Minick P.C.
               1201 Elm Street
               Suite 5400
               Dallas, Texas  75240
               Attention:     Kenneth L. Betts, Esq.
               Facsimile:     (214) 745-5390

                         If to Drever, or AOF or AOFII:

               c/o Drever Partners, Inc.
               Four Embarcadero Center
               Suite 1810
               San Francisco, California  94111
               Attention:     Michael E. Masterson
               Facsimile:     (415) 433-1777

          with a copy (which shall not constitute notice) to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Embarcadero Center
               Suite 3800
               San Francisco, California  94111
               Attention:     Theodore J. Kozloff, Esq.
               Facsimile:     (415) 984-2698

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

     3    Assignment; Binding Effect; Benefit.  Neither this
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto or their respective heirs, successors, executors, administrators and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     4    Entire Agreement.  This Agreement, the Schedules and any
documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the parties with respect thereto, including, without limitation, the letters of intent dated March 12, 1997 and May 8, 1997. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     5    Interference.  Each party hereto further agrees that if
this Agreement is terminated in accordance with its terms, until December 31, 1997 (a) it will not offer to hire or hire any Person currently or formerly employed by the other party or any of its affiliates with whom such party has had contact prior hereto other than Persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and
(b) neither it nor its affiliates shall directly or indirectly,
(i) (A) solicit, seek or offer to effect or effect, (B) negotiate with or provide any information to the Board of Directors of any of Walden, Drever, AOF or AOFII, as applicable, any director or officer of any of Walden, Drever, AOF or AOFII, as applicable, or any stockholder of any of Walden, Drever, AOF or AOFII, as applicable, with respect to, (C) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of any of Walden, Drever, AOF or AOFII, as applicable, any director or officer of any of Walden, Drever, AOF or AOFII, as applicable, or any stockholder of any of Walden, Drever, AOF or AOFII, as applicable, or any other Person with respect to, or (D) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board of Directors of any of Walden, Drever, AOF or AOFII, as applicable, or otherwise to seek to control or influence the management, Board of Directors or policies of any of Walden, Drever, AOF or AOFII, as applicable, or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this Section 9.5 or
(ii) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board of Directors of any of Walden, Drever, AOF or AOFII, as applicable, to do any of the foregoing; provided that without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the chief executive officer or, if none, the president of any of Walden, Drever, AOF or AOFII, as applicable, a proposal to (x) amend any of the provisions of this
Section 9.5 or (y) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

     6    Amendment.  This Agreement may be amended by the parties
hereto, by action taken by the Board of Directors of Walden, Drever, AOF or AOFII, as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Exchange Offer by the Walden Stockholders, but after any such approval, no amendment shall be made which by law requires the further approval of the Walden Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7    Governing Law.  This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware without regard to the rules of conflicts of laws thereof or of any other jurisdiction. Each of Walden, WDOP, Drever, AOF and AOFII hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the appropriate federal courts located in the State of Delaware (the "Delaware Courts") for any litigation, brought by any of the parties hereto, arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum, and (c) agrees that it will not bring any action against any of the parties hereto, arising out or relating to this Agreement and the transactions contemplated hereby, in any court other than a Delaware Court.

     8    Counterparts.  This Agreement may be executed by the
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     9    Headings.  Headings of the Articles and Sections of this
Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     10   Interpretation.  In this Agreement, unless the context
otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

     11   Waivers.  Except as provided in this Agreement, no action
taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     12   Incorporation.  The Schedules attached hereto and
referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     13   Severability.  Any term or provision of this Agreement
which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in that jurisdiction or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     14   Enforcement of Agreement.  The parties hereto agree that
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in all material respects and monetary damages would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent material breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     15   Non-Recourse.  Neither the officers, directors nor
stockholders of Walden shall be personally bound or have any personal liability hereunder. Drever, AOF and AOFII shall look solely to the assets of Walden for satisfaction of any liability of Walden with respect to this Agreement. None of Drever, AOF or AOFII will seek recourse or commence any action against any of the stockholders of Walden or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of Walden or seek recourse against any of their personal assets, for the performance or payment of any obligation of Walden hereunder. Neither the directors, officers nor stockholders of Drever, AOF nor AOFII nor the Interestholders (other than Drever) shall be personally bound or have any personal liability hereunder. Walden and WDOP shall look solely to the assets of Drever, AOF and AOFII for satisfaction of any liability of Drever, AOF and AOFII with respect to this Agreement. Walden and WDOP will not seek recourse or commence any action against any of the stockholders of Drever, AOF or AOFII or the Interestholders (other than Drever) or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of Drever, AOF or AOFII or seek recourse against any of their personal assets, for the performance or payment of any obligation of Drever, AOF or AOFII hereunder.

     16   Schedules.

          (a) To the extent that the Schedules include items or information which are not required to be disclosed under this Agreement, disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of any disclosure obligation under the Agreement. Inclusion of information in the Schedules shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the disclosing party.

          (b) Any matter disclosed in any Schedule to this Agreement shall be deemed disclosed for all purposes under this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                              WALDEN RESIDENTIAL PROPERTIES, INC.


                              By:
                                 Name:
                                 Title:


                              WALDEN/DREVER OPERATING PARTNERSHIP

                              By: Walden Residential Properties, Inc.,
                                  its general partner



                                  By:
                                     Name:
                                     Title:


                              DREVER PARTNERS, INC.


                              By:
                                 Name:
                                 Title:


                              AOF II, INC.


                              By:
                                 Name:
                                 Title:


                              AOF, INC.


                              By:
                                 Name:
                                 Title:



                        TABLE OF CONTENTS


ARTICLE 1 - Definitions. . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2 - The Exchange Offer . . . . . . . . . . . . . . . .  9
          2.1. Commencement of the Exchange Offer. . . . . . .  9
          2.4. Conduct of the Exchange Offers. . . . . . . . . 10
          2.5. Restrictions on Amendment or Waiver of
          Exchange Offers. . . . . . . . . . . . . . . . . . . 10
          2.6. Preparation of Exchange Offer Documents . . . . 10
          2.7. Dissemination of Exchange Offer Documents . . . 11
          2.8. Expiration of Exchange Offers . . . . . . . . . 11
          2.9. The Closing . . . . . . . . . . . . . . . . . . 11

ARTICLE 3 - Exclusion of Properties. . . . . . . . . . . . . . 13

ARTICLE 4 - Representations and Warranties of Drever, AOFII
            and AOF . . . . . . . . . . . . . . . . . . . . . . . . . 16
          4.1. Existence; Good Standing; Authority;
          Compliance with Law. . . . . . . . . . . . . . . . . 16
          4.2. Authorization, Validity and Effect of
          Agreement. . . . . . . . . . . . . . . . . . . . . . 17
          4.3. No Violation. . . . . . . . . . . . . . . . . . 17
          4.4. Financial Statements; Undisclosed Liabilities . 18
          4.5. Partnership Interests . . . . . . . . . . . . . 19
          4.6. Litigation. . . . . . . . . . . . . . . . . . . 19
          4.7. Absence of Certain Changes. . . . . . . . . . . 19
          4.8. Taxes . . . . . . . . . . . . . . . . . . . . . 19
          4.9. Books and Records . . . . . . . . . . . . . . . 21
          4.10.     No Brokers . . . . . . . . . . . . . . . . 21
          4.11.     Properties . . . . . . . . . . . . . . . . 22
          4.12.     Compliance with Applicable Regulations . . 24
          4.13.     Encumbrances on Properties . . . . . . . . 25
          4.14.     Insurance. . . . . . . . . . . . . . . . . 25
          4.15.     Non-foreign Status . . . . . . . . . . . . 26
          4.16.     Information. . . . . . . . . . . . . . . . 26

ARTICLE 5 - Representations and Warranties of Walden and WDOP. 26
          5.1. Existence; Good Standing; Authority;
          Compliance with Law. . . . . . . . . . . . . . . . . 26
          5.2. Authorization, Validity and Effect of
          Agreements . . . . . . . . . . . . . . . . . . . . . 27
          5.3. Capitalization. . . . . . . . . . . . . . . . . 28
          5.4. Partnership Interests . . . . . . . . . . . . . 28
          5.5. Subsidiaries. . . . . . . . . . . . . . . . . . 28
          5.6. Other Interests . . . . . . . . . . . . . . . . 29
          5.7. No Violation. . . . . . . . . . . . . . . . . . 29
          5.8. SEC Documents . . . . . . . . . . . . . . . . . 30
          5.9. Litigation. . . . . . . . . . . . . . . . . . . 31
          5.10.     Absence of Certain Changes . . . . . . . . 31
          5.11.     Taxes. . . . . . . . . . . . . . . . . . . 31
          5.12.     Books and Records. . . . . . . . . . . . . 32
          5.13.     Properties . . . . . . . . . . . . . . . . 32
          5.14.     Compliance with Applicable Regulations . . 34
          5.15.     No Brokers . . . . . . . . . . . . . . . . 36
          5.16.     Units. . . . . . . . . . . . . . . . . . . 36
          5.17.     Encumbrances on Properties . . . . . . . . 36
          5.18.     Insurance. . . . . . . . . . . . . . . . . 37
          5.19.     Non-foreign Status . . . . . . . . . . . . 37
          5.20.     Information. . . . . . . . . . . . . . . . 37

ARTICLE 6 - Covenants. . . . . . . . . . . . . . . . . . . . . 38
          6.1. Acquisition Proposals . . . . . . . . . . . . . 38
          6.2. Conduct of Business . . . . . . . . . . . . . . 39
          6.3. Approval of Stockholders and Acceptance by
               Interestholders . . . . . . . . . . . . . . . . 44
          6.4. Filings; Other Action.. . . . . . . . . . . . . 44
          6.5. Inspection of Records.. . . . . . . . . . . . . 45
          6.6. Publicity . . . . . . . . . . . . . . . . . . . 45
          6.7. Proxy Statement . . . . . . . . . . . . . . . . 45
          6.8. Post-Closing Conduct of Business. . . . . . . . 46
          6.9. Further Action. . . . . . . . . . . . . . . . . 46
          6.10.     Expenses . . . . . . . . . . . . . . . . . 46
          6.11.     Third Party Consents . . . . . . . . . . . 46
          6.12.     Efforts to Fulfill Conditions. . . . . . . 47
          6.13.     Representations, Warranties and
          Conditions Prior to Closing. . . . . . . . . . . . . 47
          6.15.     Other Documents. . . . . . . . . . . . . . 47
          6.16.     Cooperation of the Parties . . . . . . . . 48
                    6.17.     Stock Exchange Listing . . . . . 48
ARTICLE 7 - Conditions . . . . . . . . . . . . . . . . . . . . 48
          7.1. Conditions to the Interestholders', Walden's
               and WDOP's Obligations to Consummate the
               Exchange Offer. . . . . . . . . . . . . . . . . 48
          7.2. Conditions to Obligations of the
               Interestholders to Consummate the Exchange
               Offer . . . . . . . . . . . . . . . . . . . . . 49
          7.3. Conditions to Obligation of WDOP to Consummate
               the Exchange Offer. . . . . . . . . . . . . . . 50

ARTICLE 8 - Termination. . . . . . . . . . . . . . . . . . . . 51
          8.1. Termination by Mutual Consent . . . . . . . . . 51
          8.2. Termination by Either Drever or Walden. . . . . 51
          8.3. Termination by Drever, AOF and AOFII. . . . . . 51
          8.4. Termination by Walden . . . . . . . . . . . . . 52
          8.5. Effect of Termination and Abandonment . . . . . 52
          8.6. Extension; Waiver . . . . . . . . . . . . . . . 53

ARTICLE 9 - General Provisions . . . . . . . . . . . . . . . . 54
          9.1. Nonsurvival of Representations and Warranties . 54
          9.2. Notices . . . . . . . . . . . . . . . . . . . . 54
          9.3. Assignment; Binding Effect; Benefit . . . . . . 55
          9.4. Entire Agreement. . . . . . . . . . . . . . . . 55
          9.5. Interference. . . . . . . . . . . . . . . . . . 56
          9.6. Amendment . . . . . . . . . . . . . . . . . . . 57
          9.7. Governing Law . . . . . . . . . . . . . . . . . 57
          9.8. Counterparts. . . . . . . . . . . . . . . . . . 57
          9.9. Headings. . . . . . . . . . . . . . . . . . . . 57
          9.10.     Interpretation . . . . . . . . . . . . . . 57
          9.11.     Waivers. . . . . . . . . . . . . . . . . . 57
          9.12.     Incorporation. . . . . . . . . . . . . . . 58
          9.13.     Severability . . . . . . . . . . . . . . . 58
          9.14.     Enforcement of Agreement . . . . . . . . . 58
          9.15.     Non-Recourse . . . . . . . . . . . . . . . 58
          9.16.     Schedules. . . . . . . . . . . . . . . . . 59

                        INDEX OF SCHEDULES

Schedules

1.1  List of Drever Partnerships
1.2  List of Partnership Properties, including Partnership
Property
     Values
2.10 Cash Reserves
4.5  Partnership Interests
4.6  Litigation (Drever)
4.7  Material Changes (Drever)
4.8  Tax Matters (Drever)
4.11 Property Matters (Drever)
4.12 Compliance with Regulations (Drever)
4.14 Insurance (Drever)
4.15 Foreign Status
5.8  Walden Reports; Material Changes
5.9  Litigation (Walden)
5.11 Tax Matters (Walden)
5.13 Property Matters (Walden)
5.14 Compliance with Regulations (Walden)
5.18 Insurance (Walden)
7.2  Opinion of Winstead Sechrest & Minick P.C.
7.3a Opinion of Richard J. Kalish, Esq.
7.3b Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

Exhibits

A    Form of Agreement of General Partnership
     of Walden - WDOP Partners
B    Form of Articles Supplementary
C    Form of Warrant Agreement
D    Form of WDOP Partnership Agreement


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